Exhibit 4.4


                              ARTICLES OF AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION

                                       of

                              ALABAMA POWER COMPANY



         Pursuant to, and with the effect provided in, Section 10-2B-6.02 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned company adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the company is "Alabama Power Company" (the "Company").

         SECOND: The following resolutions amending the Company's Articles of Incorporation, as amended, providing for, among other things, the issuance and sale of not more than 4,000,000 shares of Class A Preferred Stock (Stated Capital $25 Per Share), not in excess of an aggregate $100 million, in one or more series and establishing each series of the new stock, was duly adopted in the manner provided by the Code by the Company's Board of Directors at a meeting held on January 23, 2004, shareholder approval therefor not being required:

                  RESOLVED, That the relative rights and preferences of 4,000,000 of the authorized but unissued shares of undesignated Class A Preferred Stock (Stated Capital $25 Per Share) (the "new stock") in those respects in which the shares thereof may vary from the shares of other series of Class A Preferred Stock which may now or hereafter be authorized or created, shall be as follows:

                  (1) The officers of the Company be and hereby are authorized to determine the dividend rate or rates of the new stock, not to exceed 7.5% of the stated capital per annum, accruing from the date of original issue and the dividend payment dates shall be the first days of January, April, July and October in each year commencing on the applicable dividend payment date succeeding the date of issuance of the new stock;


                  (2) No shares of the new stock shall be redeemed prior to five years from the first dividend payment date and the price at which shares may be redeemed thereafter shall be $25 per share, plus accrued and unpaid dividends to the date of redemption;

                  (3) The amount payable in the event of liquidation shall be $25 per share, plus accrued and unpaid dividends;

                  (4) The shares of such class shall not be, by their terms, convertible or exchangeable;

                  (5) The shares of such class shall not be, by their terms, entitled to the benefit of any sinking fund; and

                  (6) Upon the issuance of shares of the new stock, there shall be transferred from the Premium on Capital Stock Account to the Preferred Stock Account an amount equal to $24 per share, and thereafter the stated capital of each share of the new stock shall be $25 per share.

         THIRD: The undersigned officers of the Company pursuant to the authority granted them by the Company's Board of Directors at a meeting held on January 23, 2004 hereby establish and designate, on behalf of the Company, a series of Class A Preferred Stock comprising 4,000,000 shares of 5.30% Class A Preferred Stock, Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) (the "5.30% Class A Preferred Stock"). Dividends shall be payable upon the 5.30% Class A Preferred Stock at a rate of 5.30% of the stated capital per annum.


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         IN WITNESS WHEREOF, the undersigned officers of the Company do hereby set their hand and the seal of the Company on the 17th day of February, 2004.




                                       /s/William B. Hutchins, III
                                       William B. Hutchins, III
                                       Executive Vice President, Chief Financial
                                       Officer and Treasurer
                                       Alabama Power Company



                                       /s/Ceila H. Shorts
                                       Ceila H. Shorts
                                       Assistant Secretary
                                       Alabama Power Company

This Instrument was prepared by:
Monica W. Sargent
Balch & Bingham LLP
1901 Sixth Avenue North, Suite 2600
Birmingham, AL  35203